ALAN COHEN TO RETIRE AS CHAIRMAN OF THE FINISH LINE

INDIANAPOLIS – May 27, 2010 – The Finish Line, Inc. (NASDAQ:FINL) today announced that Alan H. Cohen, the Company’s co-founder and Chairman of the Board of Directors, has informed the Board of his decision to retire as Chairman and as a member of the Board at The Finish Line’s 2010 Annual Meeting of Shareholders to be held on July 22, 2010. The Board has appointed Glenn S. Lyon, currently Chief Executive Officer and a member of the Board, to succeed Mr. Cohen as the Company’s Chairman.

“It’s been 34 years since I co-founded our first athletic specialty store, and I have had a wonderful experience building and growing this company,” said Mr. Cohen. “Under the guidance of the board, the Company’s management team and talented associates, led by Glenn Lyon, have done an outstanding job in helping to take The Finish Line to where it is today. As I take time to pursue my personal interests, I have great confidence that this team will help ensure the Company’s continued success.”

“Alan’s vision and dedication leave an indelible imprint on The Finish Line,” said Mr. Lyon. “He created a culture of joy and success that we will continue to foster in the years ahead. I feel privileged to have worked with Alan over the years and am honored to accept this new role. I know that the entire Finish Line team joins me in wishing Alan all the best as we move forward to build on the model of excellence that he has helped to establish.”

Alan H. Cohen, a co-founder of the Company, served as Chairman of the Board, President and Chief Executive Officer of the Company from May 1982 until October 2003. In October 2003, Mr. Cohen stepped down from the Presidency and remained Chairman of the Board and CEO. In October 2008, Mr. Cohen retired from his role as CEO. Mr. Cohen has been involved in the athletic retail business since 1976, starting out as principal co-founder of Athletic Enterprises, Inc. (one of the predecessor companies of the Company, which operated franchised Athlete’s Foot stores in Indiana). Mr. Cohen is an attorney, and practiced law from 1973 through 1981.

Glenn S. Lyon has 37 years of sales and merchandising experience in the retail industry and eight years of experience with The Finish Line. He joined Finish Line in 2001 as Executive Vice President and Chief Merchandising Officer and later served as President. Prior to joining the Company, he served as President/CEO of Paul Harris Stores, Inc., a women’s apparel retailer, from March 2000 to February 2001. From October 1995 to February 2000, he held positions as President and General Merchandising Manager of Modern Woman Stores. Mr. Lyon also spent eight years with TJX Company as Senior Vice President and Executive Vice President of Merchandising and Marketing. Mr. Lyon started his career in February 1973 at Macy’s N.Y., where he spent ten years in various merchandising positions.

About Finish Line
The Finish Line, Inc. is a premium athletic footwear store and one of the nation’s largest mall-based specialty retailers, offering a large selection of performance and everyday sport footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 667 Finish Line stores in 47 states and offers online shopping at www.finishline.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Statements in this press release regarding Finish Line’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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